AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE December 15, 2003

PRUCO LIFE INSURANCE COMPANY

(“THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

(“THE REINSURER")

4333 Edgewood Road NE

Cedar Rapids, IA 52499

Table of Contents

PREAMBLE	4

•	PARTIES TO THE AGREEMENT	6

•	EFFECTIVE DATE OF THE AGREEMENT	6

•	SCOPE OF THE AGREEMENT	6

•	POLICIES AND RISKS REINSURED UNDER THE AGREEMENT	6

•	DURATION OF THE AGREEMENT	7

•	BASIS OF REINSURANCE	7

•	AUTOMATIC REINSURANCE TERMS	7
•	CONVENTIONAL UNDERWRITING	7
•	RESIDENCE AND TRAVEL	7
•	OCCUPATION	7
•	AUTOMATIC ACCEPTANCE LIMIT	7
•	JUMBO LIMIT	7
•	MINIMUM CESSION	7
•	FACULTATIVE QUOTES	8

•	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	8
a.	AUTOMATAIC PORTION REINSURED	8
b.	AUTOMATIC PORTION RETAINED	8

•	AUTOMATIC REINSURANCE NOTICE PROCEDURE	8

•	FACULTATIVE REINSUANCE	8

•	COMMENCEMENT OF REINSURANCE COVERAGE	8
•	AUTOMATIC REINSURANCE	8
•	FACULTATIVE REINSURANCE	9
•	PRE-ISSUE COVERAGE	9

12. REINSURANCE PREMIUM RATES	9
•	RATES AND CALCULATION	9
•	RATES NOT GUARANTEED	9

13. REVISION OF PREMIUM RATES	9

14. PAYMENT OF REINSURANCE PREMIUMS	10
•	PREMIUM DUE	10
•	FAILURE TO PAY PREMIUMS	10
•	PREMIUM ADJUSTMENT	10

•	PREMIUM TAX REIMBURSEMENT	11

•	DAC TAX AGREEMENT	11

•	REPORTS	12

•	RESERVES FOR REINSURANCE	12

•	CLAIMS	12
•	NOTIFICATION OF CLAIMS	12
•	AMOUNT AND PAYMENT OF BENEFITS	12
•	UNPAID CLAIMS	12
•	LIVING NEEDS BENEFITS	13
•	CLAIM SETTLEMENTS	13
•	CLAIM EXPENSES	13
•	EXTRACONTRACTUAL DAMAGES	13

•	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT	14

•	POLICY CHANGES	14
•	NOTICE	14
•	INCREASES	14
•	REDUCTION OR TERMINATION	14
•	PLAN CHANGES	14
•	DEATH BENEFIT OPTION CHANGES	15

•	RECAPTURE	15

•	REINSTATEMENTS	16
•	AUTOMATIC REINSTATEMENT	16
•	FACULTATIVE REINSTATEMENT	16
•	PREMIUM ADJUSTMENT	16

•	ERRORS AND OMISSIONS	16

•	INSOLVENCY	16

•	ISSUE RESOLUTION	17
•	ISSUE RESOLUTION	17
•	ARBITRATION	18

•	GOOD FAITH	19

•	REPRESENTATIONS AND WARRANTIES	19

•	CONFIDENTIALITY	20

•	MEDICAL INFORMATION BUREAU	21

•	GOVERNING LAW	21

•	ASSIGNMENT	21

•	ACCESS TO RECORDS	21

•	SEVERABILITY	21

•	FACILITY OF REINSURANCE	21

•	REINSURANCE ADMINISTRATION	21

•	NONWAIVER	21

•	COUNTERPARTS	21

•	FINANCIAL REPORTS	22

•	SURVIVAL	22

•	SERVICE OF SUIT	22

•	OFFSET	22

•	RISK TRIGGER EVENT	22

•	NOTICES	23

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

PREAMBLE

Pruco Life Insurance Company (“THE COMPANY”) issues policies known as M Premier VUL (MPVUL) as more fully described in the attached Schedule A. With respect to up to 50% of the risk, THE COMPANY is participating in a reinsurance program comprised of several reinsurance agreements. These agreements include the following:

•	This Automatic and Facultative Yearly Renewable Term Reinsurance Agreement (this “Agreement”) between THE COMPANY and Transamerica Occidental Life Insurance Company (“THE REINSURER”)
•	One or more other Automatic and Facultative Yearly Renewable Term Reinsurance Agreements (“Other YRT Agreements”) between THE COMPANY and various reinsurers.
•	An Automatic and Facultative Modified Coinsurance Agreement (“Modco Agreement”) between THE COMPANY and M Life Insurance Company.

In the context of the above reinsurance program, the reinsurance provided under this Agreement and the Other YRT Agreements is known as “THIRD-PARTY REINSURANCE,” and THE REINSURER and other reinsurers are collectively known as “THIRD-PARTY REINSURERS.”

The risk transferred under this Agreement and the Other YRT Agreements is a portion of the mortality risk under the policies reinsured under this reinsurance program, which portion is described in the respective agreements. All significant risks on up to 50% of each policy other than the portion of the mortality risk covered under this Agreement and the Other YRT Agreements are transferred under the Modco Agreement.

With respect to the remaining 50% of the risk, THE COMPANY will retain a portion and may reinsure one or more portions with various reinsurers including THE REINSURER under other reinsurance Agreements.

Such reinsurance would also be known as THIRD-PARTY REINSURANCE, and the various reinsurers, including THE REINSURER, would be known as THIRD-PARTY REINSURERS.

All of the reinsurance agreements referred to above shall operate independently of one another, except where specifically indicated in the agreements.

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in Arizona. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M., December 15, 2003 and will cover policies effective on and after that date. In addition, THE REINSURER agrees to accept reinsurance coverage for policies backdated to save age up to six months prior to the effective date of this Agreement. The reinsurance coverage for any backdated policies will be effective as of the policy effective date.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. Notwithstanding the above, the parties to this Agreement acknowledge that this Agreement is intended to coordinate with reinsurance provided by M Life Insurance Company. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties to this Agreement.

4.	POLICIES AND RISKS REINSURED UNDER THE AGREEMENT

THE REINSURER agrees to indemnify by means of indemnity reinsurance, and THE COMPANY agrees to reinsure with THE REINSURER, according to the terms and conditions hereof, the portion of the policies on an automatic and facultative basis as described and defined in Schedule A, which are placed in force while this Agreement is in effect. The intent of this Agreement is to pass all of the mortality risk associated with such portion of the original policies, to THE REINSURER without necessitating THE COMPANY to transfer the assets or their cash equivalents to THE REINSURER.

5.	DURATION OF THE AGREEMENT

This Agreement will remain in effect until terminated by one of the parties. Either party may terminate the Agreement for new business at any time by giving the other party ninety (90) days prior written notice. The Reinsurer will continue to accept new business during the 90-day period.

In-force reinsurance will not be affected by the termination of this Agreement for new reinsurance.

Unless terminated in accordance with Section 14.b, Failure to Pay Premiums, Section 17, Reports, or Section 22, Recapture, in-force reinsurance will remain in force, until: (a) the underlying policies on which the reinsurance is based terminate or expire; and (b) the parties fulfill all of their obligations under this Agreement.

6.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis for the net amount at risk on the portion of each policy that is reinsured as described in Schedule A.

7.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue rules and practices. Upon request, THE COMPANY shall provide THE REINSURER with a copy of its current underwriting and issue rules and practices.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting rules and practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.

RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence. However, automatic reinsurance will not be available if the conditions stated in either Foreign Travel Exclusions or Foreign Residence Exclusions in Schedule A apply.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

8.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

b.	AUTOMATIC PORTION RETAINED. THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life as shown in Schedule A.

9.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit to THE   REINSURER all relevant individual policy information, as defined by Schedule C.

10.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, THE COMPANY must submit the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and send an email notification to THE REINSURER. In addition, a formal reinsurance cession, using a form substantially similar to the Notification of Reinsurance form shown in Schedule F, will be faxed to THE REINSURER as soon as possible after the policy has been issued. If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

11.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement if all of the conditions for automatic reinsurance coverage under Section 7 of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt or temporary insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s reinsured portion multiplied by $1,000,000.

b.

FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and by sending an email notification to THE REINSURER that THE REINSURER has acknowledged receipt of and (2) the policy has been issued.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement. THE REINSURER’s liability under THE COMPANY’s conditional receipt or temporary insurance agreement will be limited to the lesser of 1) THE REINSURER’s reinsured portion of the face amount of the policy and 2) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers and the amount to be retained by THE COMPANY.

c.

PRE-ISSUE COVERAGE. The pre-issue coverage for benefits paid under THE COMPANY’s conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed. The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

12.	REINSURANCE PREMIUM RATES

a.	RATES AND CALCULATION. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured, (2) the duration since issuance and (3) the current underwriting classification. Reinsurance premiums for any face amount increases are calculated using (1) the age of the insured as of the effective date of the increase, (2) the duration since the effective date of the increase and (3) the current underwriting classification.

b.

RATES NOT GUARANTEED. Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation select and ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE REINSURER further agrees that THE COMPANY’s right of recapture under Section 22 of this Agreement will be triggered if THE COMPANY deems a rate change unacceptable.

13.	REVISION OF PREMIUM RATES

a.

THE COMPANY may, at its option, initiate a review of the mortality experience with respect to the business reinsured hereunder. If THE COMPANY modifies the COI rates charged to its policyowners for new and/or inforce business specifically as a result of any such review, the parties agree to negotiate a corresponding change to the reinsurance premium rates under this Agreement.

b.	The parties agree to evaluate the mortality experience of the policies reinsured under this Agreement by policy issue year. If the parties agree, policy issue years may be grouped.

c.	If a reinsurance premium rate change applies to inforce policies, the application of the reinsurance premium rates will remain on a point-in-scale (durational) basis.

d.

However, if the parties are unable to agree on the results of the mortality experience whereby THE REINSURER determines that there is either no need for a change or a need for an increase in the reinsurance premium rates and THE COMPANY does not agree, THE COMPANY may recapture the reinsurance on each policy under this Agreement and reinsure such policies elsewhere. If THE COMPANY determines that there is a need for a reduction in rates and THE REINSURER determines that there is no need for a reduction in rates, then THE COMPANY may recapture the reinsurance at any point in time which is at least three years following the disagreement and at least five years following the policy effective dates of the polices affected by the recapture. If THE COMPANY determines that there is no need for an increase in rates and THE REINSURER determines that there is a need for an increase in rates, then THE COMPANY may recapture the reinsurance at any time in accordance with Section 22.

14.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the policy issue date and each subsequent policy anniversary. Within thirty (30) days after the close of each reporting period, THE COMPANY will send, or cause to be sent by an affiliate, to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies for premium and return of premium payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 25, and consistent with Section 42, to the extent permitted by law. If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within thirty (30) days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually-agreed formula that will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

FAILURE TO PAY PREMIUMS. If reinsurance premiums are not remitted to THE REINSURER within forty-five (45) days after the close of the reporting period in which the reinsurance premiums become due, the premiums will be considered in default, and THE REINSURER may terminate this Agreement by providing a 30- day prior written notice to THE COMPANY. If THE REINSURER does not receive payment within that 30- day period, THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium was not paid. THE COMPANY will remain liable for the prorated reinsurance premium to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph in order to transfer the block of business reinsured to another reinsurer. THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within sixty (60) days following the date of termination. THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

c.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

15.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

16.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the “Parties”, or singularly the “Party”, hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 16 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 © (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER’s receipt of THE COMPANY’s calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER’s tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2006 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

17.	REPORTS

a.	THE COMPANY will provide reports within thirty (30) days after the end of the reporting period as set forth in Schedule A and including the data described in Schedules C and D.
b.

Within 15 business days after the end of each calendar year and within 10 business days after the end of each other calendar quarter, THE COMPANY will submit to THE REINSURER a reserve summary similar to that shown in Schedule D.

18.	RESERVES FOR REINSURANCE

See Schedule A.

19.	CLAIMS

a.

NOTIFICATION OF CLAIMS. Prior to THE REINSURER’s payment of a claim, THE COMPANY will notify THE REINSURER within forty-five (45) days after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contestable claims along with the relevant documentation, claim proofs and proof of payment for all claims incurred within the first two policy years. For incontestable claims, THE COMPANY shall not automatically provide claim proofs and proofs of payment if THE REINSURER’s total net amount at risk is less than or equal to $100,000. In such cases, THE COMPANY will provide THE REINSURER with the cause of death. THE COMPANY will provide claim proofs and documents for any claim upon the request from THE REINSURER.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement.

b. AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives the request for payment and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY provided that:

i.	The claim is not disputed by THE REINSURER; and
ii.	THE COMPANY is able to verify for THE REINSURER that THE COMPANY has paid reinsurance premiums to the REINSURER for the policy under which the claim arises.

If the first year or renewal reinsurance premium has not been paid as a result of normal reinsurance reporting lags, THE COMPANY may provide the reporting data and reinsurance premium with request for claim payment.

Payment of benefits will be made in a single sum regardless of THE COMPANY’S settlement options. THE REINSURER shall be liable for a claim provided the claim is covered under the terms of the reinsured policy and this Agreement and was administered by THE COMPANY in a reasonable and businesslike fashion in accordance with its claim guidelines. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with the REINSURER.

c.

UNPAID CLAIMS. In the event THE REINSURER has not paid reinsurance benefits that are due and payable to THE COMPANY within sixty (60) calendar days of the due date, THE COMPANY may initiate recapture as provided in Section 22 of this Agreement.

d.

LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

e. CLAIM SETTLEMENTS. Once THE REINSURER has been notified of a contestable claim, THE REINSURER will have ten (10) business days to review the information and offer advice to THE COMPANY as to whether the claim should be paid or denied. Any advice offered by THE REINSURER will not be binding on THE COMPANY. If any insurance law requires THE COMPANY to communicate its decision concerning the payment or denial of a claim to the claimant within a specified period of time, then THE COMPANY will provide notification to the REINSURER of any timeframe shorter than ten (10) business days applicable to THE REINSURER’s review of the information at the time THE COMPANY provides the information to THE REINSURER for its review and opinion. Nothing in this section shall limit THE COMPANY’s rights and obligations to administer claims in accordance with its policies and laws governing claims.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE REINSURER may choose not to participate in the contest of a Contestable Claim. THE REINSURER will have ten (10) business days to communicate its decision to THE COMPANY. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

f. CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment if required by state law. In addition, THE REINSURER will pay its share of the unusual expense of adjudicating contestable claims. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

g. EXTRACONTRACTUAL DAMAGES. In no event, will THE REINSURER participate in punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed, by THE COMPANY in connection with the reinsurance under this Agreement. THE REINSURER will, however, pay its share of THE COMPANY’s share of statutory penalties awarded against THE COMPANY in connection with the insurance reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which THE REINSURER was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of THE COMPANY that ultimately results in the assessment of punitive and/or compensatory damages. In such situations, THE COMPANY and THE REINSURER would share such damages assessed in equitable proportions.

For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

20.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by THE COMPANY under the policy rather than payment of policy benefits, THE REINSURER will refund all of the reinsurance premiums paid for that policy to THE COMPANY. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

21.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in Section 17.

b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

If a request for an increase in a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative reinsurance as stated in Section 10.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to the reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

e.

DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed and the face amount of insurance is either increased or decreased, the net amount at risk reinsured under this Agreement after the change will be the same as before the change.

22.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement for no additional recapture fee or settlement in the event of the occurrence of any of the following.

a)

Non-payment of reinsurance claims that are sixty (60) days past due from THE REINSURER provided that (i) the claims are not in dispute; (ii) THE COMPANY is current on its reporting and premium payments for policies reinsured under this Agreement; (iii) THE COMPANY has provided claim proofs and relevant documentation requested by THE REINSURER; and (iv) THE COMPANY provides THE REINSURER with 30- day prior written notice of its intent to recapture sent by certified mail to THE REINSURER’s General Counsel and the claim payment is not received within that 30- day period.

If THE REINSURER pays a claim solely to avoid recapture, THE REINSURER will maintain the right to review and dispute the claim and obtain reimbursement of such payment if the parties agree or an arbitration panel determines the claim is not covered by this Agreement. This right will have no time limit. THE REINSURER and THE COMPANY agree to act in utmost good faith regarding such matters.

•

Any action taken by THE REINSURER or any action failed to be taken by THE REINSURER that results in THE COMPANY not being able to take the maximum credit for the reinsurance provided under this Agreement on its statutory financial statements in its state of domicile provided that if the parties do not agree that THE REINSURER’s action or inaction is the cause of THE COMPANY’s inability to take credit for the reinsurance provided by this Agreement the issue shall be submitted to arbitration in accordance with the provisions of Section 26 of this Agreement.

•

Material breach by THE REINSURER of the provisions of Section 29 related to Company Customer Information provided that an arbitration panel has determined that THE REINSURER committed a material breach that is the cause of (i) any data vulnerability relating to Customer Information; or (ii) any harm to THE COMPANY.

•	THE REINSURER is deemed insolvent as described in Section 25.

•	A change in reinsurance premium rates that is unacceptable to THE COMPANY.

•	The assignment of THE REINSURER’s rights and obligations under this Agreement to another unaffiliated party without the consent of THE COMPANY, which shall not be withheld unreasonably.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER’s General Counsel. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within thirty (30) days following the date of recapture. THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

23.	REINSTATEMENTS

a.

AUTOMATIC REINSTATEMENT. If THE COMPANY reinstates a policy that was originally ceded to THE REINSURER as automatic reinsurance using conventional underwriting practices, THE REINSURER’s reinsurance for the policy shall be reinstated.

b.

FACULTATIVE REINSTATEMENT. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE REINSURER as facultative reinsurance and the reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

c.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

24.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until THE COMPANY has mailed the Notification of Reinsurance form to THE REINSURER.

25.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if it does one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by THE REINSURER shall be chargeable, subject to court approval, against THE COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to THE COMPANY solely as a result of the defense undertaken by THE REINSURER.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY shall be under no obligation to THE REINSURER, its liquidator, receiver or statutory successor ; however, THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

26.	ISSUE RESOLUTION and ARBITRATION
a.	ISSUE Resolution

Within fifteen (15) days after either party has provided the other party with a written request to resolve issues relating to the differences and disputes under or arising out of this Agreement that are identified specifically in the request, each party will appoint a designated company officer to attempt to resolve the issues. The initial written request for issue resolution shall be directed to the following individuals: General Counsel for Transamerica Financial Life Insurance Company, Inc. Reinsurance Division, 401 North Tryon Street, Suite 800, Charlotte, NC 28202, and Chief Legal Officer – Insurance and Annuities, The Prudential Insurance Company of America,213

Washington Street, Newark NJ 07102. The officers will confer at a mutually-agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other party with all appropriate and relevant information concerning the issue(s) in dispute. The officers will discuss the disputed issues and will negotiate in utmost good faith. During the negotiation process, all reasonable requests made by one officer to the other for information concerning the dispute will be honored to the extent practicable. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the issues within thirty (30) days of their first meeting, the dispute may be submitted to arbitration in accordance with the provisions of paragraph B of this Section, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

b.	ARBITRATION

(i)

Any dispute that cannot be amicably resolved by the parties under the Issue Resolution process described above , whether arising before or after termination of this Agreement, shall be submitted to arbitration. Arbitration shall be the method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

(ii) Arbitration shall be initiated by the delivery of written notice of demand for arbitration by one party to another. A Notice of Intent to Arbitrate shall be directed to the individuals set forth in Subsection 26a above. The notice shall state the nature of the dispute, the desired remedies, the failure on behalf of the parties to reach amicable agreement and appointment of that party’s arbitrator. The party to which notice is sent will respond in writing within thirty (30) days of receipt of the notice stating any additional matters in dispute and appointing its arbitrator.

(iii)

The arbitrators and umpire shall be current or former disinterested officers or employees of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of being required to so under this Agreement, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within sixty (60) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

(iv)

The arbitration hearings shall be held in the city in which THE COMPANY’s principal place of business is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

(v)

The arbitration panel shall have authority to interpret this Agreement and shall make its decision taking into consideration the custom and usage of the life insurance and life reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute. The panel will have the authority to decide all substantive procedural issues by a majority vote.

(vi) A written decision of the majority of the arbitration panel shall be issued within forty-five (45) days after the close of hearings and shall be final and binding upon the parties. It is the parties’ intent that the arbitrators will make their decision with a view to effecting the intent of this Agreement. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

(vii)

The jointly incurred costs, including the umpire’s fees and hearing costs, of the arbitration are to be borne equally by both parties. Each party shall pay the fees and costs of its own attorneys, experts and arbitrator appointed by the party and all other expenses connected with the presentation of its case.

(viii) If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Arbitration Section, provided however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability under the terms of the Agreement from several to joint.

27.	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

28.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Arizona.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Iowa.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.

c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.

As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in Schedule G. Each and every year, upon request by THE COMPANY and after THE REINSURER has completed the Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

f.

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under Section 22 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct.

29.	CONFIDENTIALITY

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business and/or customers that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information or Company Customer Information except as necessary for retrocession purposes, external auditors, as required by court order, as required or permitted by an arbitration panel or actuary deciding a dispute arising under this Agreement, or to consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this transaction, or as required by law or regulation. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. “Company Customer Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or its affiliates, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of Section 29 shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Company Customer Information, which may not be disclosed without THE COMPANY’s prior written consent except as noted in the paragraph preceding this one.

The provisions of this Section 29 regarding Company Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this Section 29 regarding Company Customer Information shall survive the termination of the parties’ obligations under this Agreement for a period of five years.

THE REINSURER certifies that it has implemented and will maintain an effective information security program to protect THE Company’s Customer Information, which program includes administrative, technical, and physical safeguards:

(a)	to ensure the security and confidentiality of Customer Information;
(b)	to protect against anticipated threats or hazards to the security or integrity of such Customer Information and,

(c) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to THE COMPANY or its affiliates, or to customers of any of them.

In the event that Company Confidential Information or Company Customer Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

30.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

31.	GOVERNING LAW

This Agreement shall be governed by the laws of Arizona without giving effect to the principles of conflicts of laws thereof.

32.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

33.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. THE COMPANY will be obligated to provide access to all of THE COMPANY’s original papers, records and documents relating to the business reinsured under this Agreement and will take all necessary measures to ensure that it can fulfill this requirement.

34.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

35.	FACILITY OF REINSURANCE

THE COMPANY and THE REINSURER hereby acknowledge and agree that the Modco Agreement with M Life Insurance Company described in the Preamble that covers the same policies covered under this YRT Agreement will be subordinate to this YRT Agreement. THE COMPANY and THE M LIFE INSURANCE COMPANY agree to make all payments under the

Modco Agreement, regardless of whether to or from THE COMPANY, net of all payments under this YRT Agreement, regardless of whether to or from THE COMPANY.

36.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

37.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

38.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

39.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

40.	SURVIVAL

Sections 24, 28 and 29 of this Agreement shall survive the recapture, termination or expiration of this Agreement.

41.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of Arizona, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement, and hereby designates the agent for service of process as the firm to whom said officer is authorized to mail such processor a true copy thereof.

42.	OFFSET

All amounts due either party with respect to this Agreement may be offset to the fullest amount available under law and only the balance will be allowed or paid. Amounts in dispute shall not be eligible for this offset provision and the parties do not intend this provision to supersede the provisions of Sections 14 or 19 on a regular basis.

43.	RISK TRIGGER EVENT

If a Risk Trigger Event as defined in Schedule A occurs, THE COMPANY may withhold premium payments. The withholding of premium will not begin until after THE COMPANY sends written notice to THE REINSURER and may continue until either: (1) the maximum amount of THE COMPANY’s Effective Exposure to THE REINSURER, as defined below, has been reached; or (2) the Risk Trigger Event no longer exists.

Reinsurance will continue to be in effect during such time as funds are being withheld, and THE REINSURER will continue to be liable for claims that occur during that period. When the Risk Trigger Event no longer exists, THE COMPANY will pay THE REINSURER the accumulated amount of the premium withheld plus interest as described in Schedule A, Section 17, Funds Withheld Provisions.

Effective Exposure is defined as the sum of: (a) any amount owed to THE COMPANY by THE REINSURER, except for claim amounts in dispute; (b) any credits taken by THE COMPANY on its statutory financial statements for ceded reserves; and (c) an amount for adverse deviation in claims and losses over the subsequent three (3)-month period. If THE REINSURER discovers that it cannot determine if premium has been paid on a policy under which a claim has arisen, the claim will be considered “in dispute,” and will not be included in the calculation of “Effective Exposure”.

The requirements for withholding premiums will be set forth in the ‘Funds Withheld Provisions’ in Section 17 of Schedule A.

44.	NOTICES

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows or any successor thereof:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

Pruco Life Insurance Company

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

Raymond Prosser

General Counsel-Reinsurance Division

Transamerica Occidental Life Insurance Company

401 North Tryon St

Suite 800

Charlotte, NC 28202

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of December 15, 2003.

PRUCO LIFE INSURANCE COMPANY	TRANSAMERICA OCCIDENTIAL LIFE INSURANCE COMPANY.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Treaty Number: 5934-08